UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         July 30, 2014

CD INTERNATIONAL ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, FL	33441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	954-363-7333

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 30, 2014, CD International Enterprises, Inc. closed a Senior Secured Revolving Credit Facility Agreement (the “Credit Agreement”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”) which had an effective date of July 30, 2014. Pursuant to the Credit Agreement, TCA agreed to loan us up to a maximum of $5 million for working capital purposes. The initial credit line is $2,000,000 subject to funding in the discretion of TCA. In connection with the closing, an initial take down of $650,000 was funded by TCA. Any increase in the amount of the credit line from the initial amount up to the maximum amount is at the discretion of TCA.

The amounts borrowed pursuant to the Credit Agreement are evidenced by a Revolving Note (the “Revolving Note”) and the repayment of the Revolving Note is secured by a first position security interest in substantially all of our assets in favor of TCA as evidenced by a Security Agreement (the “Security Agreement”). The loan is additionally secured by the pledge of the stock of the Company’s operating subsidiaries. The initial Revolving Note in the amount of $650,000 is due and payable along with interest thereon on January 31, 2015, and bears interest at the rate of 10% per annum. TCA will collect in reserve an amount which is held in a lock box account equal to 20% of the revolving loan commitment on such date.

TCA may convert all or any portion of the outstanding principal, accrued and unpaid interest, and any other sums due and payable under the Revolving Note into shares of our common stock at a conversion price equal to 85% of the lowest daily volume weighted average price of our common stock during the five trading days immediately prior to such applicable conversion date, in each case subject to TCA not being able to beneficially own more than 4.99% of our outstanding common stock upon any conversion.

We have the right to prepay the Revolving Note, in whole or in part. If we prepay the Revolving Note in excess of 80% of the principal within 90 to 180 days prior to the maturity date of the note, we are obligated to pay TCA an amount for liquidated damages and for the costs of being prepared to make funds available under the Credit Agreement equal to 2.5% of the outstanding Revolving Note Commitment.

An event of default under the Credit Agreement as described in that agreement includes (i) any non-payment of the obligations, (ii) material misrepresentations by us in the Credit Agreement or any related document, (iii) a default by us of our obligations under the terms of the Credit Agreement or any other related agreement, (iv) a default by us under any other obligation, (v) a bankruptcy of our company or other assignment for the benefit of creditors, (vi) a judgment against us in excess of a specified amount, (vii) the occurrence of a “Material Adverse Effect” as described in the Credit Agreement, (vii) a change of control of our company, (viii) an impairment of any of the collateral we have pledged, (ix) a material adverse change in our financial condition or value of the collateral, or (x) a determination by TCA that the prospect for the repayment by us of the obligation is impaired.  Upon the occurrence of an event of default under the Credit Agreement or the Revolving Note, all amounts become immediately due and payable.

We also agreed to pay TCA various fees during the term of the Credit Agreement, including (i) a commitment fee at closing of the 2% of the initial credit line commitment, (ii) an advisory fee of $100,000, payable in eight monthly installments starting December 31, 2014; (iii) facility fees consisting of our common stock equal to the $175,000; and (iv) asset monitoring and due diligence fees. In total, we paid $50,010 in cash fees, expenses and closing costs in connection with the closing and as such, netted $599,990 in connection with the closing. We also provided TCA with certain make whole rights with regard to our common stock used as fees or upon conversion of the convertible promissory notes.

During the term of the Credit Agreement, we are prohibited from (i) incurring any indebtedness, other than in connection with the Credit Agreement or as otherwise approved by TCA, (ii) making any new investments, (iii) creating any encumbrances on our assets, (iv) making any capital expenditures not in the ordinary course of business or without TCA’s prior consent, (v) permitting a change in control of our company, (vi) repurchase or redeeming any shares, or making any distributions, (vii) affecting any transactions with our affiliates or increasing the salary of our officers, and (vii) certain other actions as described in greater detail in the Credit Agreement.

The foregoing descriptions of the Credit Agreement, Revolving Note, Security Agreement and the subordination agreements are qualified in their entirety by reference to these agreements which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively.

Item 3.02                      Unregistered Sales of Equity Securities.

On July 30, 2014, we issued TCA 3,154,115 shares of our common stock valued at $0.06 representing a portion of the aforedescribed Commitment Shares. TCA is an accredited investor and the shares were issued in a private transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(2) of that act.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

10.65	Senior Secured Revolving Credit Facility Agreement dated July 30, 2014, by and between CD International Enterprises, Inc. and TCA Global Credit Master Fund, LP. (1)
10.66	Revolving Promissory Note in the principal amount of $350,000 issued July 30, 2014, from CD International Enterprises, Inc. to TCA Global Credit Master Fund, LP. (1)
10.67	Form of Security Agreement. (1)
10.68	Form of Pledge Agreement. (1)

(1)     Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.  CD International Enterprises, Inc. agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CD INTERNATIONAL ENTERPRISES, INC.

Date: August 7, 2014	By:	/s/ Yuejian (James) Wong
Yuejian (James) Wong Chief Executive Officer and President